EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 24th day of November, 2009, by and between HYPERDYNAMICS CORPORATION, a Delaware corporation (the "Company"), and William A. Young ("Employee").

WITNESSETH:

        WHEREAS, Employee and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company's employment of Employee pursuant to the terms herein stated;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

        1.     Effective Date. This Agreement shall be effective on the 7th day of December, 2009, which date shall be referred to herein as the "Effective Date".

        2.     Position and Duties.

               (a) Henceforth, the Company hereby employs Employee as its Executive Vice President Commercial Affairs, pursuant to the terms of this Agreement commencing as of the Effective Date for the "Term of Employment" (as herein defined below). Employee shall devote his best efforts and his full business time and attention to the performance of the services defined by the by-laws of the company, services customarily incident to such office and position and to such other services of a senior Employee nature as may be reasonably assigned by the Chief Executive Officer or requested by the Board of Directors (the "Board") of the Company which may include services for one or more subsidiaries or affiliates of the Company. Employee shall in his capacity as an employee of the Company be responsible to and obey the reasonable and lawful directives of the Chief Executive Officer and the Board of Directors of Hyperdynamics Corporation.

               (b) Employee shall devote his full time (as defined below) and attention to such duties, except for sick leave, periodic personal trips and vacations as determined not to conflict with the material operations of the Company, and excused leaves of absences otherwise. Employee shall use his best efforts during the Term of Employment to protect, encourage, and promote the interests of the Company.

Full time with respect to this agreement is understood to credit the Employee for his on-call status with regard to managing employees located around the world and recognizing that the Employee’s hours of specific work for the company are not limited to any specific range of time during a work day but can be accomplished around the clock and on weekends and/or holidays if deemed necessary by the Chief Executive Officer or the  Employee himself, and certain responsibilities of Employee’s responsibilities, as approved by the Chief Executive Officer, may be done at any physical location including Employee’s home.  As approved by the Chief Executive Officer, the company may establish full home computer system and access communications capabilities for Employee as deemed necessary by mutual agreement of the Chief Executive Officer and Employee.  The principal duties of the employee are described in Attachment A.

               (c) Notwithstanding paragraph 2(b), Employee shall be entitled to sit as a director on other boards of directors so long as doing so presents no conflicts of interest with Employee's performance of his duties or his positions at the Company, as determined and approved by the board of directors.

        3.     Compensation.

               (a) Base Salary. The Company shall pay to Employee during the Term of Employment a minimum salary at the rate of two hundred thousand US dollars (US$200,000.00) per year.  Such salary shall be payable Bi-Weekly, Semi-monthly, or monthly in accordance with the Company's normal payroll procedures (Employee's annual salary, as set forth above or as increased by action of the Company’s Board of Directors from time to time, shall be referred to hereinafter as "Base Salary"). At no time during the Term of Employment shall Employee's Base Salary be decreased from the amount of Base Salary then in effect.

               (b) Performance Bonus. In addition to the compensation otherwise payable to Employee pursuant to this Agreement, Employee shall be eligible to receive performance bonus(es), as a cash sum in U.S. dollars, as determined and agreed to from time to time by the Chief Executive Officer and the Board of Directors. The performance bonus target shall be 50% with a maximum amount of 100%. The performance targets and weightings are listed in Attachment B.

               (c) Long-Term Incentive/Stock Options. Effective the Effective Date, Employee will receive five-year term options to purchase up to 200,000 shares of the common stock of the Company.  These options are subject to the Company’s Employee Stock and Stock Option plan.  One-third of such options shall vest equally on each of the first, second and third anniversaries of the Effective Date.  Effective the Effective Date, the Employee will also receive five-year term options to purchase up to 200,000 shares with a 3-year vesting period beginning if and when the Company’s share price attains a closing market price of $3/share or more for five consecutive trading days (with vesting equally on each of the first, second and third anniversaries of such date). The strike price of both sets of options will be the share price at the close of business on the trading date immediately preceding the Effective Date.  A separate stock option agreement will be prepared setting forth the option grants.

(d) Relocation allowance/bonus: Following execution of this agreement, the company will provide US$50,000 in cash which is intended to cover expenses related to his relocation to Houston, Texas.  Fifty percent (50%) of such relocation allowance/bonus will be paid as part of the first payroll of January 2010, and the remaining 50% in the first payroll of February 2010.

        4.     Benefits During the Term of Employment:

               (a) Employee shall be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, any 401 (k) plans which may be put in place by the Company, stock option and other incentive compensation programs, paid Company holidays and other fringe benefit programs made available to senior employees of the Company from time to time, and Employee shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company's Board of Directors.

               (b) Employee shall be allowed four (4) weeks of vacation with pay on the same basis as other senior employees of the Company. Due to home locations on the East Coast, USA, he will also be allowed at his discretion six four-day weekends during a calendar year, notifying the company at least one week in advance of each such weekend. Employee shall devote his full time and attention to his duties, except for sick leave, and excused leaves of absences otherwise.

               (c) The Company shall reimburse Employee for reasonable business expenses incurred in performing Employee's duties and promoting the business of the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, following presentation of documentation in accordance with the Company's business expense reimbursement policies.

        5. Term; Termination of Employment. As used herein, the phrase "Term of Employment" shall mean the period commencing on the Effective Date and ending on the same date three (3) years later; provided, however, that as of the expiration date of each of (i) the initial Term of Employment and (ii) if applicable, any Renewal Period (as defined below), the Term of Employment shall automatically be extended for a one (1) year period (each a "Renewal Period") unless either the Company or Employee provides Two (2) months' notice to the contrary. Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:

               (a) Termination by the Company. Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may, at any time, terminate Employee's employment for any reason other than Cause, Death or Disability by giving Employee at least 60 days' prior written notice of the effective date of termination. Company may terminate Employee's employment for Cause, Death or Disability without prior notice, except that Employee may not be terminated for substantial and willful failure to perform specific and lawful directives of the Board, unless and until the Board has given him reasonable written notice of its intended actions and specifically describing the alleged events, activities or omissions giving rise thereto and with respect to those events, activities or omissions for which a cure is possible, a reasonable opportunity to cure such breach; and provided further, however, that for purposes of determining whether Cause is present, no act or failure to act by Employee shall be considered "willful" if done or omitted from being done by Employee in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law.

        (b) Termination by Employee. In the event that Employee's employment with the Company is voluntarily terminated by Employee, the Company shall have no further obligation hereunder from and after the effective date of termination. Employee shall give the Company at least 30 days' advance written notice of his intention to terminate his employment hereunder.

        (c) Salary, Benefits, and Severance Pay. Upon Termination. In the event of termination of employment, Employee shall receive all regular Base Salary due up to the date of termination, and if it has not previously been paid to Employee, Employee shall be paid any Bonus to which Employee had become entitled under Bonus(es) approved for Employee, prior to the effective date of such termination. The Company shall have no further obligation hereunder from and after the effective date of termination except as to policies put in place for severance pay in certain situations where there is a termination not for cause and the board approves such severance pay.

Employee's stock options with respect to the Company's stock shall be subject to the terms of the Hyperdynamics’ Employee Stock and Stock Option Plan or any successor plan and is a separate stock option agreement. In the event of termination, Employee's rights to other benefits aside from severance shall be governed by the terms of the Company's retirement, insurance and other benefit plans and programs then in effect in accordance with the terms of such plans.

        6.     Confidential Information, Non-Solicitation and Non-Competition.

               (a) During the Term of Employment and at all times thereafter, Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective properties that is not available to the general public.  Employee agrees to sign a confidentiality agreement reasonably requested by the Company.

        7. Return of Company Documents: In the event Employee leaves the employment of Company for whatever reason, Employee agrees to deliver to Company any and all property situated on Company's premises and owned by Company including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time, with or without notice, for the purpose of protecting Company's rights and interests in its intellectual property.

        8. Taxes. All payments to be made to Employee under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes. Any withholding regarding exercise of stock options will be determined by including an opinion of a third party tax attorney paid by the company as pertaining to any withholding which may or may not be required.

        9. Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:

               (a) Employee and the Company each represent and warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

               (b) This Agreement contains a complete statement of all the arrangements between the parties with respect to Employee's employment by the Company, this Agreement supersedes all prior and existing negotiations and agreements between the parties concerning Employee's employment, and this Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

               (c) If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

               (d) This Agreement shall be governed by and construed in accordance with the internal, domestic laws of the State of Texas.

               (e) Any rights of Employee hereunder shall be in addition to any rights Employee may otherwise have under benefit plans, agreements, or arrangements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans. Provisions of this Agreement shall not in any way abrogate Employee's rights under such other plans, agreements, or arrangements.

               (f) For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the named Employee at the address set forth below under his signature; provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

               (g) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

               (h) Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

               (i) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(j) For the avoidance of doubt, the Employee represents, covenants and warranties that his employment by the Employer will not breach any confidentiality agreements, non-competition agreements or non-solicitation agreements that the Executive may entered into with others.

        10. Survival of Provisions: The executory provisions of this Agreement will survive the termination of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE	COMPANY

HYPERDYNAMICS CORPORATION

BY: /s/ William A. Young	BY: /s/ Ray Leonard
WILLIAM A. YOUNG	RAY LEONARD
TITLE:	TITLE:
EXECUTIVE VICE PRESIDENT	CHIEF EXECUTIVE OFFICER
COMMERCIAL AFFAIRS

ADDRESS:	ADDRESS:
One Sugar Creek Center Boulevard
Suite 125
Sugar Land, Texas 77478